Contact: Justin Cressall

Treasurer
441-298-0753

PLATINUM UNDERWRITERS HOLDINGS, LTD. ESTIMATES NET IMPACT FROM HURRICANE FRANCES AT $25 MILLION TO
$40 MILLION

HAMILTON, BERMUDA, SEPTEMBER 10, 2004 — Platinum Underwriters Holdings, Ltd. (NYSE: PTP) today announced that on the basis of currently available information, it estimates that after-tax losses from Hurricane Frances, net of reinstatement premiums, will range from $25 million to $40 million. The Company noted that very few clients have reported actual losses under its reinsurance treaties and consequently the estimates are based on the output of commercial and proprietary catastrophe models as well as consideration of total industry loss estimates that vary widely up to $9 billion.

Based on the current industry environment, the mix of business underwritten and normal catastrophe losses for the remainder of this year, the Company expects that its 2004 earnings per diluted common share will be approximately $3.00, based on an estimate of 51 million diluted shares.

About Platinum

Platinum Underwriters Holdings, Ltd. (NYSE: PTP) is a leading provider of property, casualty and finite risk reinsurance coverages, through reinsurance intermediaries, to a diverse clientele on a worldwide basis. Platinum operates through its principal subsidiaries in Bermuda, the United States and the United Kingdom. The Company has a financial strength rating of “A” (Excellent) from A.M. Best Company, Inc. For further information, please visit Platinum’s website at www.platinumre.com.

Safe Harbor Statement Regarding Forward-Looking Statements

Management believes certain statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as “may,” “will,” “expect,” “project,” “estimate,” “anticipate,” “plan” or “continue.” These forward- looking statements are based upon the Company’s current plans or expectations and are subject to a number of uncertainties and risks that could significantly affect current plans, anticipated actions and the Company’s future financial condition and results. The uncertainties and risks include, but are not limited to, those relating to successfully executing the Company’s business strategy; the adequacy of the Company’s loss reserves; conducting operations in a competitive environment; conducting operations in foreign countries; dependence upon the availability of key executives and reinsurance brokers; general economic conditions, including the effects of market volatility or a prolonged U.S. or global economic downturn or recession; variations in political, economic or other factors such as currency exchange rates, inflation rates and recessionary or expansive trends; the cyclicality of the property and casualty reinsurance business; tax, legal or regulatory restrictions or limitations applicable to the Company or the property and casualty reinsurance business generally, and changes therein; significant weather-related or other natural or human-made disasters, civil unrest or other external factors over which the Company has no control; and changes in the Company’s plans, strategies, objectives, expectations or intentions, which may happen at any time at the Company’s discretion. As a consequence, current plans, anticipated actions and future financial condition and results may differ from those expressed in any forward-looking statements made by or on behalf of the Company. Additionally, forward-looking statements speak only as of the date they are made, and the Company assumes no obligation to update or revise any of them in light of new information, future events or otherwise.

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